EXHIBIT (a)(2)(i)

This document is important and requires your immediate attention. If you are in doubt as to how to respond to the Offer, you should consult your investment dealer, stock broker, bank manager, lawyer or other professional advisor. This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful.

STERLITE GOLD LTD.

DIRECTORS’ CIRCULAR

RECOMMENDING

ACCEPTANCE

OF THE OFFER BY

TWIN STAR INTERNATIONAL LIMITED

A WHOLLY-OWNED SUBSIDIARY OF

VEDANTA RESOURCES PLC

TO PURCHASE ALL OF THE OUTSTANDING COMMON SHARES OF

STERLITE GOLD LTD.

NOT ALREADY OWNED BY TWIN STAR INTERNATIONAL LIMITED AND ITS AFFILIATES

AT A PRICE OF $0.258 CASH PER COMMON SHARE

DIRECTORS’ RECOMMENDATION

THE BOARD OF DIRECTORS OF STERLITE GOLD LTD. UNANIMOUSLY
RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND
TENDER THEIR COMMON SHARES TO THE OFFER.

August 25, 2006

FORWARD-LOOKING STATEMENTS

This Directors’ Circular contains, among other things, the unanimous recommendation of the Board of Directors that Shareholders tender their Common Shares to the Offer. This Directors’ Circular, including the discussion of the reasons for the Board of Directors’ recommendation may contain “forward-looking statements”. Forward-looking statements include, among others, statements relating to the acquisition of Sterlite Gold and the future performance of the Offeror, Vedanta and Sterlite Gold. Forward-looking statements are typically identified by words such as “believe”, “expect”, “anticipate”, “intend”, “seek”, “estimate”, “plan”, “forecast”, “project”, “budget”, “may”, “should” and “could”, and similar expressions. Forward-looking statements are neither promises nor guarantees, but are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Offeror, Vedanta or Sterlite Gold or developments in the Offeror’s, Vedanta’s or Sterlite Gold’s businesses or their industries, to differ materially from the anticipated results, performance, achievements or developments expressed or implied by such forward-looking statements.

Forward-looking statements are based on certain material factors and assumptions that were applied in drawing a conclusion or making a forecast or projection, such as the ability of the Offeror to complete the Offer and any subsequent acquisition transaction. These forward-looking statements are made by Sterlite Gold in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors Sterlite Gold believes are appropriate in the circumstances. Although Sterlite Gold believes that the plans, intentions and expectations reflected in these forward-looking statements are reasonable, actual results relating to, among other things, the Offer and any subsequent acquisition transaction, could differ materially from those currently anticipated in such statements by reason of factors such as changes in general economic conditions; the risk of new and changing regulation; risks involved in the completion and integration of the acquisition; expected benefits of the acquisition not being fully realized or realized within the expected time frame; legislative or regulatory changes adversely affecting the businesses in which the companies are engaged and changes in the securities or capital markets.

Forward-looking statements in this document are based on management’s reasonable beliefs and opinions at the time the statements are made, and there should be no expectation that these forward-looking statements will be updated or supplemented as a result of changing circumstances or otherwise, and Sterlite Gold disavows and disclaims any obligation to do so.

INFORMATION ON VEDANTA AND OFFEROR

The information concerning Vedanta and the Offeror, including information relating to the share purchase agreement dated June 12, 2006 between Vedanta and the Offeror has been provided to Sterlite Gold by Vedanta.

CURRENCY

All dollar references in this Directors’ Circular are in Canadian dollars, unless otherwise indicated.

AVAILABILITY OF DISCLOSURE DOCUMENTS

Sterlite Gold Ltd. is a reporting issuer or equivalent in all provinces and territories of Canada and files its continuous disclosure documents with the Canadian provincial and territorial securities regulatory authorities on SEDAR and those documents are available at www.sedar.com.

DIRECTORS’ CIRCULAR

This Directors’ Circular (the “Directors’ Circular”) is issued by the board of directors (the “Board of Directors“) of Sterlite Gold Ltd. (“Sterlite Gold”) in connection with the offer (the “Offer”) made by Twin Star International Limited (the “Offeror”), a wholly-owned subsidiary of Vedanta Resources plc (“Vedanta”) to the shareholders of Sterlite Gold (the “Shareholders”) to purchase all of the issued and outstanding common shares (the “Common Shares”) of Sterlite Gold not already owned by the Offeror and its affiliates for consideration of $0.258 cash per Common Share, upon the terms and subject to the conditions set forth in the offer to purchase and accompanying circular of the Offeror dated August 25, 2006 (the “ Offering Circular”), accompanying this Directors’ Circular. Although initially the Offer is not being made to shareholders in the United States, the Offeror intends to extend the Offer to Shareholders in the United States, subject to and upon satisfaction of applicable U.S. regulatory requirements.

Reference is made to the Offering Circular for, among other things, details of the terms and conditions of the Offer and details relating to the possible compulsory acquisition of Common Shares from the holders thereof who do not deposit their Common Shares under the Offer.

The Offer was made pursuant to the terms of a support agreement dated June 12, 2006 between Sterlite Gold and Vedanta (the “Support Agreement”) and will be open for acceptance until 5:00 p.m. (Toronto time) on September 30, 2006 (the “Expiry Time“), unless withdrawn or extended by the Offeror. The Offeror has the right to withdraw the Offer unless all the conditions to the Offer, including the condition that the number of Common Shares being validly deposited under the Offer and not validly withdrawn, at the Expiry Time, is such that those deposited Common Shares, together with any Common Shares held by the Offeror and its affiliates, constitute at least 66 2/3% of the Common Shares outstanding (on a fully diluted basis) and a sufficient number of Common Shares to enable the Offeror to complete a second stage business combination in accordance with applicable laws.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors unanimously recommends that Shareholders ACCEPT the Offer and TENDER their Common Shares to the Offer. See “Recommendations of the Independent Committee and the Board of Directors”.

Shareholders should consider the Offer carefully and come to their own decision as to acceptance or rejection of the Offer. Any Shareholder who is in doubt as to how to respond to the Offer should consult with an investment dealer, stockbroker, bank manager, lawyer or other professional advisor. Shareholders are advised that acceptance of the Offer may have tax consequences and they should consult their own professional tax advisors.

BACKGROUND TO THE OFFER

Sterlite Gold appointed an investment bank in 2004 to assist with identifying and implementing strategic options for the development of the Phase III project at the Zod gold mine (the “Zod Mine”). It was ultimately determined by the investment bank and the Board of Directors that a sale of Sterlite Gold or of its assets would be the optimal way to realize the value of the project for Shareholders. Although a number of these parties expressed interest and various informal approaches have been received from these and other parties from time to time, no sale of Sterlite Gold or any of its assets has been concluded.

A formal offer was made on September 1, 2005 by a listed gold development company for the interest held by the Offeror in Sterlite Gold. The proposed offer was to be structured as an exempt bid under Ontario’s take-over bid rules, which limit the premium payable under such an offer to 15%. This offer was rejected by the Offeror as being inadequate given the potential of Sterlite Gold’s assets. The same listed gold development company also made an offer to acquire Sterlite Gold’s operations at Meghradzor, this offer was rejected by the Board of Directors as being inadequate.

In December 2005, representatives of Vedanta and Sterlite Gold met to discuss a potential acquisition by Vedanta of Sterlite Gold. Representatives of Vedanta expressed their view that the Zod Mine has exploration and development potential and would thereby provide an opportunity for Vedanta to deploy its proven project development skills and also providing Vedanta with the expertise to take advantage of other gold opportunities, particularly in India.

On January 9, 2006, a confidentiality agreement was signed among the Offeror, Vedanta and Sterlite Gold. On January 22, 2006, the Board of Directors of Sterlite Gold determined that Mr. Dennis Marschall was the sole independent director of Sterlite Gold, for the purposes of Ontario Securities Commission Rule 61-501 (“Rule 61-501”), and formed an independent committee consisting of

Mr. Dennis Marschall (the “Independent Committee”) to consider and make a recommendation to the Board of Directors with respect to any offer by Vedanta, as such an offer would constitute an “insider bid” under Applicable Securities Laws, as a result of (i) the Offeror and its affiliates holding a controlling interest in Sterlite Gold, comprised of 146,039,658 Common Shares, and (ii) the common control exercised by Volcan over Vedanta and Sterlite Gold, as the holder of a 54% direct controlling interest in Vedanta and an approximate 55% indirect interest in Sterlite Gold through its control of the Offeror. Pursuant to an engagement letter dated February 10, 2006, the Independent Committee engaged PwC to provide a formal valuation of the Common Shares in accordance with Rule 61-501 and Policy Q-27. The Independent Committee also retained Fasken Martineau DuMoulin LLP, as its legal advisor.

On January 23, 2006, Vedanta engaged Ernst & Young LLP as its advisor in connection with the Offer and, on February 16, 2006, engaged HSBC as its financial advisor. Upon the delivery of a fairness opinion by Ernst & Young LLP, the United Kingdom Listing Authority was notified of the Offer on June 12, 2006.

On May 8, 2006 PwC presented to the Independent Committee the formal valuation as at March 10, 2006 updated to May 8, 2006 for a subsequent event relating to the movement in applicable gold prices only (the “Original Valuation”) and advised the Independent Committee that based upon and subject to the restrictions and qualifications, the scope of review and the assumptions set out in the Original Valuation, the fair market value of Sterlite Gold (as a whole) as at March 10, 2006 updated to May 8, 2006 for a subsequent event relating to the movement in applicable gold prices only, was between $63.5 million to $72.5 million or $0.240 to $0.275 per Common Share.

On May 10, 2006, the Independent Committee and representatives of Vedanta negotiated a purchase price of $0.258 per Common Share which was at the mid-point of values set forth in the Original Valuation.

On May 18, 2006, having met with its advisers, the Independent Committee resolved that the Offer was fair to the Shareholders (other than the Offeror and its affiliates) and was in the best interests of Sterlite Gold and the Shareholders, accordingly, the Independent Committee resolved to recommend to the Board of Directors that it approve the Offer and negotiate and enter into the Support Agreement, and recommend to Shareholders that they tender their Common Shares to the Offer. In turn, on May 18, 2006, the Board of Directors, on the recommendation of the Independent Committee and after considering the terms of the draft Support Agreement and Offer, resolved that the Offer was fair to the Shareholders (other than the Offeror and its affiliates), was at the mid-point of the Original Valuation and was in the best interests of Sterlite Gold and its Shareholders (other than the Offeror and its affiliates) and, accordingly, those members of the Board of Directors entitled to vote resolved unanimously to approve the Offer, enter into the Support Agreement and recommend to Shareholders that they tender their Common Shares to the Offer. Anil Agarwal and Tarun Jain declared their interest and abstained from voting on the aforementioned resolutions.

Between May 18, 2006 and June 12, 2006, Vedanta and Sterlite Gold finalized the price and terms of the Offer and the Support Agreement as part of which it was agreed that Vedanta would offer to acquire an indirect 55.0% interest in Sterlite Gold through the acquisition of all of the shares of the Offeror and subsequently cause the Offeror, as its indirect wholly-owned subsidiary, to make the Offer.

After the close of the Toronto Stock Exchange (the “TSX”) and London Stock Exchange on June 12, 2006, Vedanta and Sterlite Gold entered into the Support Agreement and Vedanta, a wholly-owned subsidiary of Vedanta and Volcan entered into the Share Purchase Agreement. See Section 9 of the Offering Circular, “Agreements Relating to the Offer — Support Agreement” and “Agreements Relating to the Offer — Share Purchase Agreement”.

Vedanta’s intention to make the Offer was publicly announced on June 13, 2006.

Pursuant to Rule 61-501, the Original Valuation passed its expiry date on July 8, 2006, and as a result, it was necessary for the Original Valuation to be updated. The Independent Committee commissioned PwC to completely update the Original Valuation to a May 8, 2006 valuation date (the “PwC Valuation”). The updated PwC Valuation, as at May 8, 2006 resulted in a $0.005 increase per Common Share in the range of values for Sterlite Gold compared to the Original Valuation. On July 20, 2006, the Independent Committee and Sterlite Gold received the PwC Valuation which concluded that based upon and subject to the restrictions and qualifications, the scope of review and the assumptions set out in the PwC Valuation, the fair market value of Sterlite Gold as at May 8, 2006 was between $65.7 million and $74.8 million or between $0.245 and $0.280 per Common Share. In light of the PwC Valuation, Vedanta, the Offeror, the Independent Committee and the Board of Directors reviewed the Offer price previously negotiated and the other terms and conditions of the Offer and the Independent Committee and Board of Directors determined to continue to fully support and recommend the Offer. The price offered by the Offeror represents a premium of 223% to the closing market price of the Common Shares on the TSX on June 12, 2006, the last trading day prior to Vedanta’s announcement of its intention to make the Offer and is close to the mid-point of the fair market value range indicated under the PwC Valuation.

RECOMMENDATIONS OF THE INDEPENDENT COMMITTEE AND THE BOARD OF DIRECTORS

In reaching its conclusion that the Offer is fair to the Shareholders and Sterlite Gold, the Independent Committee considered various factors it believed to be relevant, including the following:

•
The PwC Valuation concluded, based upon and subject to the restrictions and qualifications, the scope of review and the assumptions set out therein, that the fair market value of Sterlite Gold as at May 8, 2006 is in the range of $0.245 to $0.280 per Common Share. The price offered by the Offeror is close to the midpoint of the fair market value range indicated under the PwC Valuation.

•
The price offered by the Offeror represents a 223% premium to the closing market price of the Common Shares on the TSX on June 12, 2006, the last trading day prior to Vedanta’s announcement of its intention to make the Offer.

•
The Common Shares have limited liquidity. The Offer provides liquidity for the Common Shares and gives Shareholders the opportunity to fully monetize their investment in Sterlite Gold, without the payment of brokerage fees or commissions.

•	The low likelihood of a competing offer emerging for equal or greater consideration than is offered under the Offer.

•
The terms and conditions of the Support Agreement, including the provision in the Support Agreement that permits the Board of Directors in certain circumstances to respond, if required, in the discharge of its fiduciary duties, to a superior offer, subject to the payment of a break fee and certain other conditions.

•	The Offer is comprised 100% of cash consideration which provides Shareholders with certainty of consideration.

Following its analysis and evaluation of the Offer and the above-mentioned factors, the Independent Committee recommended that the Board of Directors approve the Offer and enter into the Support Agreement.

The Board of Directors determined that the consideration per Common Share offered pursuant to the Offer is close to the midpoint of the fair market value range contained in the PwC Valuation and is fair to the Shareholders (other than the Offeror and its affiliates) and that it is in the best interests of Sterlite Gold and the Shareholders (other than the Offeror and its affiliates) for the Board of Directors to support the Offer and recommends that the Shareholders accept the Offer and deposit their Common Shares to the Offer. The Board of Directors based its conclusion on the recommendation of the Independent Committee, the above-mentioned factors, as well as a number of other factors, including the following:

•
The knowledge and views of the Board of Directors as to the business of Sterlite Gold, the opportunities and prospects of Sterlite Gold, and the risks involved in its business, opportunities and prospects.

•
The review, prior to entering into the Support Agreement, by Sterlite Gold’s senior management, the Independent Committee and the Board of Directors of the limited alternatives available to Sterlite Gold and its Shareholders.

The foregoing discussion of the information and factors considered and evaluated by the Independent Committee and the Board of Directors is not intended to be exhaustive of all factors considered and evaluated by the Independent Committee and the Board of Directors but is believed to include all material factors considered by the Independent Committee and the Board of Directors. In addition, in reaching the determination to recommend acceptance of the Offer, the Independent Committee and the Board of Directors did not assign any relative or specific weights to the foregoing factors which were considered, and individual directors may have given different weights to different factors. Certain members of the Board of Directors, although concurring with the approval and recommendation of the Board of Directors, abstained from voting due to their positions as directors, officers or significant shareholders of parties who have an interest in the Offer.

FORMAL VALUATION

The following constitutes a summary only of the PwC Valuation. The PwC Valuation has been prepared solely for the use of the Independent Committee and for inclusion in the Offering Circular and has been provided to the Independent Committee and the Board of Directors. The PwC Valuation may not be used or relied upon by any person other than the Independent Committee without the express prior written consent of PwC. The preparation of a valuation is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The following summary is not a complete description and is qualified in its entirety by reference to the full text of the PwC Valuation which is attached to the Offering Circular and will be filed on SEDAR and available at www.sedar.com.

Engagement of PwC

In the context of the Offer, the Independent Committee asked PwC to prepare and deliver a formal valuation of the Common Shares in accordance with the requirements of Rule 61-501 and Policy Q-27. PwC was retained pursuant to an engagement letter dated February 10, 2006. The aggregate fee received by PwC for completing the Original Valuation and the PwC Valuation was $260,000, exclusive of taxes and expenses. PwC was also entitled to recover reasonable costs and expenses incurred in the preparation of the PwC Valuation. Pursuant to the requirements of Rule 61-501 and Policy Q-27, such amounts will be paid by Vedanta. The remuneration of PwC is not contingent, in whole or in part, on whether the Offer or any other transaction is commenced or completed or on the conclusions reached in the PwC Valuation.

PwC has represented to the Independent Committee that it is independent of all interested parties in the transaction and qualified to prepare a valuation of the Common Shares. Based on this representation and the Independent Committee’s assessment of information provided to it by PwC as to PwC’s qualifications and independence, the Independent Committee determined PwC to be qualified and independent for the purposes of Rule 61-501 and Policy Q-27.

Valuation Conclusion

Based upon and subject to the restrictions and qualifications, scope of review and assumptions set forth in the PwC Valuation, PwC concluded that, as at May 8, 2006, the fair market value of Sterlite Gold is in the range of $65.7 million to $74.8 million (between $0.245 and $0.280 per Common Share).

The full text of the PwC Valuation is attached as Exhibit A to the Offering Circular, which Shareholders are urged to read carefully and in its entirety. The PwC Valuation, among other things, sets forth the restrictions and qualifications, assumptions made, procedures followed, matters considered and the scope of the review undertaken by PwC. The PwC Valuation and the Original Valuation will be made available for inspection and copying at the principal executive offices of Sterlite Gold during its regular business hours by any interested Shareholder or its representative who has been designated in writing. A copy of the PwC Valuation and/or the Original Valuation will be sent to any Shareholder upon request for a nominal charge sufficient to cover printing and postage.

Prior Valuations

PwC understands, after reasonable enquiry, that other than the Original Valuation, Sterlite Gold has not commissioned any prior valuation (as defined in Rule 61-501 and Policy Q-27) of Sterlite Gold or the Common Shares, as a whole, or of the individual operating businesses or assets within Sterlite Gold, within the 24 months preceding the date of the PwC Valuation.

PRIOR VALUATIONS AND BONA FIDE OFFERS

Other than the Original Valuation, there have been no formal valuations prepared in respect of Sterlite Gold, the Common Shares or any material assets of Sterlite Gold during the two years preceding the date of this Directors’ Circular, the existence of which is known, after reasonable inquiry, to Sterlite Gold or to any director or senior officer of Sterlite Gold. The Original Valuation will be filed in the English language on SEDAR and available at www.sedar.com.

In addition, other than as disclosed herein, there have been no bona fide prior offers that relate to the Common Shares or that are otherwise relevant to Sterlite Gold or the Offer during the two years preceding June 13, 2006.

AGREEMENTS RELATING TO THE OFFER

Support Agreement

On June 12, 2006, Vedanta and Sterlite Gold entered into the Support Agreement. Pursuant to the Support Agreement, Vedanta is permitted to assign all or any part of its rights and/or obligations under the Support Agreement to a wholly-owned subsidiary, provided that Vedanta remains jointly and severally liable with the assignee for any obligations under the Support Agreement. Vedanta has assigned all of its rights and obligations under the Support Agreement to the Offeror. As such, the rights and obligations of Vedanta under the Support Agreement are those of the Offeror, but Vedanta remains jointly and severally liable with the Offeror for such obligations.

The following constitutes a summary only of the material provisions of the Support Agreement. This summary is not a complete description and is qualified in its entirety by reference to the full text of the Support Agreement which was filed on SEDAR in the English language as Schedule B to Sterlite Gold’s Form 51-102F3 Material Change Report dated as at June 13, 2006 which is available at www.sedar.com. Unless otherwise defined, capitalized terms used in this section of the Directors’ Circular have the meaning ascribed thereto in the Support Agreement.

Recommendation by Board of Directors of Sterlite Gold

The Offeror agreed to make the Offer to all Shareholders in Canada and such other jurisdictions as the Offeror may determine on the terms and subject to the conditions set forth in the Support Agreement and to mail the Offer to Shareholders by July 7, 2006 following the receipt by the Offeror of the PwC Valuation, subject to extension in certain circumstances specified in the Support Agreement. On August 25, 2006, Sterlite Gold and Vedanta mutually agreed to extend the latest mailing time to August 25, 2006.

Sterlite Gold represented to the Offeror that the Independent Committee and the Board of Directors by resolutions passed unanimously determined that the Offer is in the best interests of Sterlite Gold and the Shareholders (other than the Offeror and its affiliates) and accordingly the Board of Directors approved the Offer and resolved to recommend to Shareholders that they tender their Common Shares to the Offer.

Directors of Sterlite Gold

Sterlite Gold agreed that promptly upon the initial take up and payment by the Offeror of the Common Shares, Sterlite Gold shall cooperate with the Offeror in taking such action as may be necessary to ensure the Board of Directors is comprised of directors selected by the Offeror. Sterlite Gold acknowledged that the Offeror shall be entitled to designate such number of members of the Board of Directors, and any committee thereof, as is proportionate to the percentage of the outstanding Common Shares owned by the Offeror and Sterlite Gold shall not frustrate the Offeror’s attempts to do so and covenanted to cooperate with the Offeror, subject to applicable Laws, to enable the Offeror’s designees to be elected or appointed to the Board of Directors and any committee thereof and to constitute a majority of the Board of Directors, including, at the request of the Offeror, to increase the size of the Board of Directors and/or to secure the resignations of such number of directors as is necessary to enable the Offeror’s designees to be elected or appointed to the Board of Directors.

Conditions to the Offer

Notwithstanding any other provision of the Offer and subject to applicable Law, the Offeror shall have the right to withdraw or terminate the Offer (or amend the Offer to postpone taking up and paying for any Common Shares deposited under the Offer), and shall not be required to accept for payment, take up, purchase or pay for, or may extend the period of time during which the Offer is open and postpone taking up and paying for, any Common Shares deposited under the Offer, unless all of the following conditions are satisfied or waived by the Offeror at or prior to the expiry time of the Offer (the “Expiry Time“):

(a)
there shall have been validly deposited under the Offer and not validly withdrawn at the Expiry Time that number of Common Shares constituting (the “Minimum Tender Condition”): (i) at least 66 2/3% of the Common Shares calculated on a fully-diluted basis; and (ii) a sufficient number of Common Shares to enable the Offeror to complete a second stage business combination in accordance with applicable Laws;

(b)
all government or regulatory approvals, waivers, permits, consents, reviews, orders, rulings, decisions and exemptions (including, without limitation, those of any Governmental Entity (as defined in the Support Agreement), including any stock exchange or other securities or regulatory authorities) which, in the Offeror’s sole judgment, are necessary or desirable in connection with the Offer (including a subsequent acquisition transaction) shall have been obtained or concluded on terms and conditions satisfactory to the Offeror in its sole judgment acting reasonably, and any waiting period with respect to such approvals and consents shall have expired or been terminated;

(c)
the Offeror shall have determined in its sole judgment acting reasonably that (i) no act, action, suit or proceeding shall have been threatened or taken before or by any domestic or foreign Governmental Entity or by any elected or appointed public official or private person in Canada or elsewhere, whether or not having the force of Law, and (ii) no Law shall have been proposed, enacted, promulgated, amended or applied: (i) to cease trade, enjoin, prohibit or impose material limitations, damages or conditions on the purchase by or the sale to the Offeror of the Common Shares or the right of the Offeror or Vedanta to own or exercise full right of ownership of the Common Shares; (ii) which, if the Offer were consummated, could have a Sterlite Gold Material Adverse Effect or an Offeror Material Adverse Effect (as defined in the Support Agreement); or (iii) which challenges or would prevent the ability of the Offeror or its affiliates to consummate the Offer or to effect a subsequent acquisition transaction;

(d)
the Offeror shall have determined in its sole judgment acting reasonably that there shall not exist any prohibition at law against the Offeror making the Offer or taking up and paying for any Common Shares deposited under the Offer or completing a subsequent acquisition transaction;

(e)
the Offeror shall have determined in its sole judgment acting reasonably that there shall not exist or have occurred (or, if there does exist or shall have occurred prior to the date hereof, there shall not have been disclosed, generally by way of press release and material change report or to the Offeror in writing) any change (or any condition, event, circumstance or development involving a prospective change) in the business, operations, assets, capitalization, condition (financial or otherwise), prospects, share or debt ownership, results of operations, cash flow, properties, articles, by-laws, licenses, permits, rights or privileges, whether contractual or otherwise, or liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), of Sterlite Gold or any of its subsidiaries which would have or reasonably be expected to have a Sterlite Gold Material Adverse Effect or a material adverse effect on the value of the Common Shares;

(f)
the Offeror shall have determined in its sole judgment acting reasonably that no change (or any condition, event or development involving a prospective change) shall have occurred or have been threatened in the general economic, financial, currency exchange, securities or commodity market conditions in Canada or elsewhere, which is or may be materially adverse to the value of the Common Shares;

(g)
there shall not have occurred any actual or threatened change to the Tax Act or the regulations thereunder or similar tax laws of any other jurisdiction (including any proposal to amend the Tax Act or the regulations thereunder or such other tax laws or any announcement, governmental or regulatory initiative, issue of an interpretation bulletin, condition, event or development involving a change or a prospective change) that, in the sole judgment of the Offeror acting reasonably, directly or indirectly, has or may have a material and adverse effect on Sterlite Gold or any of its subsidiaries, the Offeror or any of its subsidiaries, on any Subsequent Acquisition Transaction or on a subsequent sale or disposition of assets of Sterlite Gold or any of its subsidiaries;

(h)
the Board of Directors and/or the Independent Committee shall not for any reason have (A) withdrawn its recommendation in favour of the Offer or changed or qualified or proposed publicly to change or qualify its recommendation in a manner adverse to the Offeror or otherwise in a manner that has substantially the same effect as the withdrawal thereof, or (B) approved or recommended or proposed publicly to approve or recommend acceptance of any Acquisition Proposal, or (C) resolved to do any of the foregoing;

(i)
all representations and warranties of Sterlite Gold contained in the Support Agreement that are qualified by a reference to a Sterlite Gold Material Adverse Effect or materiality or words of similar import shall be true and correct in all respects, (ii) all representations and warranties of Sterlite Gold contained in the Support Agreement that are not so qualified shall be true and correct in all material respects, (iii) Sterlite Gold shall have performed in all respects all covenants to be performed by it, and complied in all respects with all obligations to be complied by it, under the Support Agreement at or prior to the Effective Time (as defined in the Support Agreement) that are qualified by a reference to a Sterlite Gold Material Adverse Effect or materiality or words of similar import, (iv) Sterlite Gold shall have performed in all material respects all covenants to be performed by it, and complied in all material respects with all obligations to be complied by it, under the Support Agreement at or prior to the Effective Time not so qualified, and (v) the Offeror shall have received a certificate signed by Sterlite Gold’s Chief Executive Officer and Chief Financial Officer of Sterlite Gold to the effect of the foregoing; and

(j)	the Offeror will not have become entitled to terminate the Support Agreement in accordance with its terms.

The foregoing conditions are for the exclusive benefit of the Offeror and may be asserted by the Offeror in its sole discretion regardless of the circumstances giving rise to any such assertion, including any action or inaction by the Offeror or Vedanta giving rise to any such conditions, or may be waived by the Offeror in its sole discretion, in whole at any time or in part, at any time and from time to time without prejudice to any other rights which the Offeror or Vedanta may have. Each of the foregoing conditions is independent of and in addition to each other such condition and may be asserted irrespective of whether any other of such conditions may be asserted in connection with any particular event, occurrence or state of facts or otherwise. The failure by the Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right which may be asserted by the Offeror at any time and from time to time. Any determination by the Offeror concerning any event or other matter described in the foregoing conditions will be final and binding upon all parties.

Any waiver of a condition or the withdrawal or termination of the Offer will be effective upon written notice or other communication confirmed in writing by the Offeror to that effect to CIBC Mellon Trust Company (the “Depositary”) at its principal office in Toronto as set forth in the Letter of Transmittal. The Offeror, forthwith after giving any such notice, shall make a public announcement of such waiver, withdrawal or termination, shall cause the Depositary, if and to the extent required by Law, as soon as practicable thereafter to notify the Shareholders thereof in the manner set forth in Section 10 of the Offering Circular, “Notices and Delivery”, and shall provide a copy of the aforementioned notice to the TSX. In addition, if determined necessary by counsel to the Offeror, such change in the Offer will be disclosed in accordance with the filing requirements of Applicable Securities Laws. If the Offer is withdrawn or terminated, the Offeror will not be obligated to take up, accept for payment or pay for any Common Shares deposited under the Offer and the Depositary will promptly return all certificates representing deposited Common Shares, Letters of Transmittal, Notices of Guaranteed Delivery and related documents in its possession to the parties by whom they were deposited.

Subsequent Acquisition Transaction

The Support Agreement provides that if, within 120 days after the date of the Offer, the Offer has been accepted by Shareholders holding not less than 90% of the outstanding Common Shares as at the Expiry Time, excluding Common Shares held at the date of the Offer by or on behalf of the Offeror, or an affiliate or an associate of the Offeror, the Offeror may, at its option, acquire the remainder of the Common Shares from those Shareholders who have not accepted the Offer pursuant to Part 16 of the YBCA. If that statutory right of acquisition is not available or the Offeror chooses not to avail itself of such statutory right of acquisition, the Offeror currently intends to pursue other means of acquiring the remaining Common Shares not tendered to the Offer, although the Offeror shall not be under any obligation to do so. Sterlite Gold agreed that, in the event the Offeror takes up and pays for Common Shares tendered under the Offer in such number that satisfies at least the Minimum Tender Condition, it will assist the Offeror in connection with any proposed amalgamation, statutory arrangement, merger, reorganization, amendment to articles, consolidation, capital reorganization or other transaction involving Sterlite Gold, and/or its subsidiaries, and the Offeror or an affiliate of the Offeror, that the Offeror may, in its sole discretion, undertake to pursue to acquire the remaining Common Shares.

Non-Solicitation

Sterlite Gold agreed that, during the period commencing on the date of the Support Agreement and continuing until the termination of the Agreement, Sterlite Gold shall not, and shall cause each of its subsidiaries, whether direct or indirect, whose consolidated assets or revenues represent 5% or more of the consolidated assets or revenue as the case may be of Sterlite Gold (the “Subsidiaries”) not to, directly or indirectly, through any shareholder, officer, director, employee, advisor, representative or agent of Sterlite Gold or any of the Subsidiaries, or otherwise, make, solicit, assist, initiate or encourage or otherwise facilitate (including by way of furnishing information, permitting any visit to any facilities or properties of Sterlite Gold or the Subsidiaries, including material mineral properties, or entering into any form of agreement, arrangement or understanding), any inquiries, proposals or offers relating to, or that may be reasonably expected to lead to, (i) any liquidation, dissolution or winding-up, recapitalization, merger, amalgamation, take-over bid, tender offer, arrangement, share exchange, issuer bid, business combination, consolidation, or reorganization in respect of Sterlite Gold or any of the Subsidiaries; (ii) any dividend or distribution, sale, purchase (or any lease, long term supply agreement or other arrangement having the same economic effect as a purchase), or other acquisition of all or a material portion of the assets of, or any equity interest (including securities or rights or interests therewith or thereto) in Sterlite Gold or any of the Subsidiaries; (iii) any

sale by Sterlite Gold or any of the Subsidiaries of an interest in any material mineral property of Sterlite Gold; (iv) any other similar transaction or business combination of or involving Sterlite Gold or any of the Subsidiaries other than with the Offeror; or (v) any proposal or offer to, or public announcement of an intention to do, any of the foregoing from any Person other than the Offeror (an “Acquisition Proposal”).

No Withdrawal of Recommendation

Sterlite Gold agreed that, during the period commencing on the date of the Support Agreement and continuing until the termination of the Agreement, Sterlite Gold shall not, and shall cause each of the Subsidiaries not to, directly or indirectly, through any shareholder, officer, director, employee, advisor, representative or agent of Sterlite Gold or any of the Subsidiaries, or otherwise withdraw the Board of Directors’ or the Independent Committee’s recommendation of the Offer or change or qualify any such recommendation in any manner adverse to the Offeror or propose publicly to withdraw, change or qualify any such recommendation.

Unsolicited Superior Proposal

The Offeror agreed that nothing contained in the Support Agreement shall prevent the Board of Directors from approving any unsolicited bona fide written Acquisition Proposal made by a third party after the date of the Support Agreement, for which financing or properties, to the extent required to complete such Acquisition Proposal, is then committed (as determined reasonably and in good faith by the Board of Directors after consultation with the third party offeror and Sterlite Gold’s financial advisors and outside legal counsel), is not subject to a due diligence and/or access condition that requires access to the books, records, personnel or properties of Sterlite Gold or any of its Subsidiaries or their representatives beyond 5:00 p.m. (Toronto time) on the tenth Business Day (as defined in the Offering Circular) after which access is afforded to the third party making the Acquisition Proposal (provided, however, the foregoing shall not restrict the ability of such person to continue to review information provided); involves all of the outstanding Common Shares or all of the consolidated assets of Sterlite Gold; and that was not solicited on or after January 22, 2006 or in breach of the Support Agreement, in respect of which the Board of Directors determines reasonably and in good faith (after consultation with its financial advisors and after receiving advice from its outside legal counsel, reflected in the board minutes, to the effect that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors) that such Acquisition Proposal is reasonably capable of completion in accordance with its terms without undue delay taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the party making such Acquisition Proposal and such Acquisition Proposal would, if consummated in accordance with its terms, result in a transaction that is more favourable financially to the Shareholders (other than the Offeror and its shareholders and affiliates) than the Offer on a cash equivalent basis including any adjustment to the terms and conditions of the Offer proposed by the Offeror (any such Acquisition Proposal being referred to herein as a “Superior Proposal”).

Cease Negotiation

Sterlite Gold agreed to immediately terminate and cause to be terminated any existing solicitation, discussion or negotiation with any parties (other than the Offeror and its affiliates) with respect to any potential Acquisition Proposal or any proposal that constitutes, or may reasonably be expected to constitute, an Acquisition Proposal and not to release any third party from any confidentiality or standstill agreement to which Sterlite Gold and such third party were parties. Sterlite Gold also agreed to immediately request the return or destruction of all confidential information provided to any third parties that had entered into a confidentiality agreement with Sterlite Gold relating to any potential Acquisition Proposal and to use all reasonable efforts to ensure that such requests are honoured.

Notice of Acquisition Proposals

Sterlite Gold agreed to, as soon as practicable and in any event within 24 hours, provide written notice to the Offeror of, and provide to the Offeror a copy of, any future Acquisition Proposal, any proposal, inquiry, offer or request (or any amendment thereto) relating to or constituting, or that may reasonably be expected to constitute, an Acquisition Proposal or any request for non-public information relating to Sterlite Gold or any of its Subsidiaries in connection with such a Acquisition Proposal or for access to the properties, books or records of Sterlite Gold or any of the Subsidiaries. Sterlite Gold further agreed that, if Sterlite Gold receives a request for material non-public information from a third party that proposes an unsolicited bona fide Acquisition Proposal and if the Board of Directors determines that such proposal would, if consummated in accordance with its terms, result in a Superior Proposal, and if, in the opinion of the Board of Directors, acting in good faith and upon the advice of its outside legal counsel that is reflected in the board minutes, the failure to provide such party with access to information regarding Sterlite Gold would be inconsistent with the fiduciary duties of the Board of Directors, then, and only in such case, Sterlite Gold may provide such party with access to information regarding Sterlite Gold as was made available to the Offeror (unless such additional written information is contemporaneously made available to the Offeror), subject to the execution of a confidentiality and standstill agreement which is customary in such situations and which is no less favourable to Sterlite Gold and no more favourable to the counterparty than the provisions of the confidentiality agreement dated January 9, 2006 between the Offeror, Vedanta and Sterlite Gold, provided that Sterlite Gold delivers a copy of any such confidentiality and standstill agreement to the Offeror immediately upon its execution and the Offeror is immediately provided with a list of or copies of the information provided to such person and is immediately provided with access to similar information to which such person was provided.

Right to Match Superior Proposal

Sterlite Gold covenanted that it will not accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal (a “Proposed Agreement”), other than a confidentiality and standstill agreement as contemplated above under the heading, “Notice of Acquisition Proposals”, with any third party unless such Acquisition Proposal would, if consummated in accordance with its terms, result in a Superior Proposal and then will do so only after Sterlite Gold has complied with its obligations under Article 6 of the Support Agreement and has provided the Offeror with a copy of any Proposed Agreement, together with a written notice from the Board of Directors regarding the value in financial terms that the Board of Directors has, in consultation with its financial advisors, determined should be ascribed to any non-cash consideration offered under the Proposed Agreement, not less than five clear Business Days prior to the date on which the Board of Directors proposes to accept, approve or recommend or to enter into such Proposed Agreement. During such five clear Business Day period, Sterlite Gold agreed that the Offeror shall have the right but not the obligation, to offer to amend the terms of the Offer. The Board of Directors shall review any proposal by the Offeror to amend the terms of the Offer including an increase in, or modification of, the consideration to be received by the Shareholders, to determine, acting reasonably, in good faith and in accordance with its fiduciary duties, whether the Acquisition Proposal to which the Offeror is responding would be a Superior Proposal when assessed against the Offer as it is proposed by the Offeror to be amended. If the Board of Directors does not so determine, Sterlite Gold and the Board of Directors agreed that (i) the Board of Directors will not accept, approve or recommend and Sterlite Gold will not enter into the Proposed Agreement and will not support in any way the Acquisition Proposal reflected in the Proposed Agreement; (ii) the Board of Directors will not withdraw, modify, qualify or change any recommendations regarding the Offer; and (iii) the Board of Directors will promptly reaffirm its recommendation of the Offer and (iv) Sterlite Gold will enter into an amending agreement to so amend the Support Agreement. If the Board of Directors continues to believe, acting in good faith and in the proper discharge of its fiduciary duties (after consultation with its financial advisors and after receiving a written opinion from its outside legal counsel) that the Acquisition Proposal provided for in the Proposed Agreement continues to be a Superior Proposal with respect to the amended Offer, and therefore rejects the amended Offer, Sterlite Gold shall be entitled to enter into the Proposed Agreement upon termination of the Support Agreement and payment to the Offeror of the termination fee payable pursuant to the Support Agreement. Sterlite Gold acknowledged and agreed that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal and the Offeror shall be afforded an additional five clear Business Day notice period in respect of each such Acquisition Proposal.

Representations, Warranties and Covenants

Sterlite Gold made certain representations, warranties, covenants and agreements with respect to, among other things: organization and qualification; subsidiaries and joint ventures; compliance with laws and licenses; capitalization of Sterlite Gold; corporate authority and execution; no violation of Sterlite Gold governing documents, agreements, licenses and applicable Laws; material contracts; shareholder and similar agreements; filings with applicable securities regulatory authorities, stock exchanges and all applicable self-regulatory organizations; books and records; accuracy of financial statements and controls of Sterlite Gold; undisclosed liabilities; property and title; absence of certain changes or events in the conduct of Sterlite Gold’s business; no defaults; employment matters; litigation; environmental issues; taxes; withholdings; intellectual property; employee benefits; insurance; guarantees; restrictions on business activities; mineral reserves and resources; and operational matters. Some of these representations and warranties are subject to certain exceptions and to materiality qualifications. These representations and warranties shall not survive the completion of the Offer and shall expire and be terminated on the earlier of the time the Offeror initially takes up and pays for the Common Shares under the Offer and the time at which the Support Agreement is terminated in accordance with its terms.

The Support Agreement also contains negative and positive covenants by Sterlite Gold. Among other things, until the date on which the Offeror initially takes up and pays for Common Shares in accordance with the Support Agreement, unless the Offeror expressly agrees otherwise, Sterlite Gold covenants and agrees that it will, and will cause each of its Subsidiaries to, carry on business only in the usual, ordinary and regular course of business and has agreed not to do or permit to occur certain things, including, without limitation: amending its articles and by-laws; issuing, granting, selling or pledging any shares or other equity interests; declaring or paying dividends or other distributions; reducing its stated capital; selling or encumbering any assets; incurring any indebtedness for borrowed money or other material liability or obligation; and creating new obligations or increasing compensation to employees, officers or directors.

Termination

The Support Agreement may be terminated at any time (unless otherwise stated) in certain circumstances, including:

•	by mutual consent of the Offeror and Sterlite Gold;

•
by Sterlite Gold, if (i) the Offer (or any amendment thereto other than as permitted under certain provisions of the Support Agreement or any amendment thereof that has been mutually agreed to by the parties) does not conform in all material respects with the terms specified in Schedule A of the Support Agreement, or any amendment thereof that has been mutually agreed by the parties to the Support Agreement; (ii) the Offeror fails to exercise its right to make an amended Offer in response to an Acquisition Proposal, or (iii) the Offer has been terminated, withdrawn or expires and the Offeror has not taken up any Common Shares pursuant to the Offer;

•
by Sterlite Gold, if (i) any representation or warranty of the Offeror or Vedanta qualified as to materiality shall not be true and correct or any such representation or warranty not so qualified shall not be true and correct in all material respects as of the date of the Support Agreement and as of the date the Common Shares are taken up under the Offer as if made on and as of such date (except to the extent that any such representation and warranty speaks as of an earlier date, which representation and warranty shall remain true and correct in all material respects or in all respects, as appropriate, as of that date) or, (ii) the Offeror shall not have performed in all material respects any covenant to be performed by it under the Support Agreement, or (iii) the Offeror shall not have complied in all material respects with any obligation to be complied with by it under the Support Agreement; in each case except as would not have a material adverse effect on the Offeror’s ability to complete the Offer;

•
by the Offeror, if, the Board of Directors or the Independent Committee shall for any reason have (i) withdrawn, modified or qualified in any manner adverse to Offeror, its approval or recommendation of the Offer and the transactions contemplated by the Support Agreement or changed, or qualified or proposed publicly to change or qualify its recommendation in a manner adverse to the Offeror or otherwise in a manner that has substantially the same effect as withdrawal thereof; (ii) approved or recommended or proposed publicly to approve or recommend an Acquisition Proposal or entered into a binding written agreement in respect of an Acquisition Proposal (other than a confidentiality agreement permitted under the Support Agreement), (iii) failed to reaffirm its approval or recommendation of the Offer by press release promptly after the public announcement or commencement of any Acquisition Proposal in accordance with the Support Agreement, or (iv) resolved to do any of the foregoing;

•
by either the Offeror or Sterlite Gold, if the Expiry Time does not occur prior to November 30, 2006, subject to extension in accordance with the terms of the Support Agreement, as revised by mutual agreement of Sterlite Gold, Vedanta and the Offeror on August 25, 2006;

•	by the Offeror, if PwC shall have withdrawn, changed, modified or qualified the PwC Valuation or taken any action or made any other public statement inconsistent with the PwC Valuation;

•
by Sterlite Gold in order to enter into a binding written agreement with respect to a Superior Proposal (other than a confidentiality agreement permitted under the Support Agreement), subject to compliance with the Support Agreement and provided that no termination shall be effective unless and until Sterlite Gold shall have paid to the Offeror the amount required to be paid pursuant to the Support Agreement; and

•
by the Offeror if, prior to the Expiry Time, an Acquisition Proposal is publicly announced or any person has publicly announced an intention to make an Acquisition Proposal and such Acquisition Proposal either has been accepted or has not expired, been withdrawn or been publicly abandoned, and (i) the Offer is not completed as a result of the Minimum Tender Condition not having been met and (ii) any Common Shares or assets are acquired under such Acquisition Proposal (as may be amended), or under another Acquisition Proposal made while the first Acquisition Proposal is outstanding or any such Acquisition Proposal is completed.

Termination Fee

The Offeror will be entitled to a termination fee in the amount of U.S.$2,500,000 (the “Termination Fee”) upon the occurrence of any of the following events (each a “Termination Fee Event”) which will be paid to the Offeror by Sterlite Gold at the time or within the period of time, as the case may be, specified in respect of each such Termination Fee Event (provided there will be no duplication of Sterlite Gold’s obligation to pay the Termination Fee):

•
the Offeror shall have failed to exercise its right to make an amended Offer in response to an Acquisition Proposal, in which case the Termination Fee shall be paid on the first Business Day after the earlier of the day on which the Support Agreement is terminated or the Expiry Time; or

•
the Offeror shall have terminated the Support Agreement as a result of the Board of Directors or the Independent Committee having for any reason (i) withdrawn, modified or qualified in any manner adverse to Offeror, its approval or recommendation of the Offer and the transactions contemplated by the Support Agreement or changed, or qualified or proposed publicly to change or qualify its recommendation in a manner adverse to the Offeror or otherwise in a manner that has substantially the same effect as withdrawal thereof; (ii) approved or recommended or proposed publicly to approve or recommend an Acquisition Proposal or entered into a binding written agreement in respect of an Acquisition Proposal (other than a confidentiality agreement permitted under the Support Agreement), (iii) failed to reaffirm its approval or recommendation of the Offer by press release promptly after the public announcement or commencement of any Acquisition Proposal in accordance with the Support Agreement, or (iv) resolved to do any of the foregoing, in which case the Termination Fee shall be paid to the Offeror by 11:00 a.m. (Toronto time) on the first business day following such action or inaction by the Board of Directors or Independent Committee; or

•
the Offeror shall have terminated the Support Agreement because an Acquisition Proposal is publicly announced or any person has publicly announced an intention to make an Acquisition Proposal and such Acquisition Proposal either has been accepted or has not expired, been withdrawn or been publicly abandoned, and (i) the Offer is not completed as a result of the Minimum Tender Condition not having been met and (ii) any Common Shares or assets are acquired under such Acquisition Proposal, or under another Acquisition Proposal made while the first Acquisition Proposal is outstanding or any such Acquisition Proposal is completed, in which case the Termination Fee shall be paid to the Offeror by 11:00 a.m. (Toronto time) on the first business day following the acquisition of any Common Shares or assets under any such Acquisition Proposal; or

•
Sterlite Gold shall have terminated this Agreement to enter into a Superior Proposal, in which case the Termination Fee shall be paid to the Offeror on the first Business Day after the date the Support Agreement is so terminated.

Reimbursement for Fees, Costs and Expenses

If the Offeror terminates the Support Agreement because, at any time, any condition to the Offer as set out in Section 4 of the Offering Circular, “Conditions of the Offer” is not satisfied or waived by the Offeror at the Expiry Time and the Offeror has not elected to waive such condition or extend the Offer, including, for greater certainty, if the Offeror shall have determined in its sole judgment that there shall exist or have occurred a Sterlite Gold Material Adverse Effect, Sterlite Gold shall forthwith pay to the Offeror U.S.$1,000,000 as reimbursement for the out-of-pocket expenses incurred by the Offeror in connection with the transactions contemplated in the Support Agreement, provided that if Sterlite Gold is required to pay the Termination Fee, such Termination Fee shall be reduced by any such reimbursement actually paid by Sterlite Gold to the Offeror pursuant to the Support Agreement.

SHARE CAPITAL OF STERLITE GOLD

The authorized share capital of Sterlite Gold consists of (i) an unlimited number of Common Shares, and (ii) an unlimited number of preferred shares, issuable from time to time in series with the designation, rights, privileges, restrictions and conditions as determined by the Board of Directors. As at August 24, 2006, there were 265,290,997 Common Shares issued and outstanding and no preferred shares issued and outstanding.

OWNERSHIP OF COMMON SHARES
BY DIRECTORS AND OFFICERS OF STERLITE GOLD

The following table sets out the names and positions with Sterlite Gold of each director and senior officer of Sterlite Gold and the number, designation and percentage of Common Shares owned, directly or indirectly, or over which control or direction is exercised by each such director or senior officer and, where known by such director or senior officer after reasonable enquiry, by their respective associates and any person or company acting jointly or in concert with Sterlite Gold, as at August 24, 2006:

Name	Position Held	Number of Common Shares(1)		Approximate Percentage of Outstanding Common Shares
Anil Agarwal	Chairman and Director	Nil	(2)	Nil	(2)
Tarun Jain	Director	Nil		Nil
Kevin Stanley Smith	Director	Nil		Nil
Dennis Marschall	Director	Nil		Nil
B. K. Sharma	President and Chief Executive Officer	Nil		Nil
B. S. Vadivelu	Chief Financial Officer	Nil		Nil
__________________

Notes:

(1)
The information as to securities beneficially owned or over which control or direction is exercised by each director and senior officer and their respective associates, not being within the knowledge of Sterlite Gold, has been furnished by the respective directors and senior officers individually.

(2)
The Offeror owns 146,039,658 Common Shares (representing 55% of the outstanding Common Shares) and is a wholly-owned subsidiary of Welter Trading Limited (“Welter”). Welter is a wholly-owned subsidiary of Vedanta. Volcan Investments Limited, which is owned and controlled by Mr. Agarwal and other members of the Agarwal family, exercise control or direction over approximately 154,157,921 (approximately 53.8%) of the outstanding ordinary shares of Vedanta.

PRINCIPAL HOLDERS OF SECURITIES OF STERLITE GOLD

To the knowledge of the directors and senior officers of Sterlite Gold, after reasonable enquiry, as at August 24, 2006, the following are the only persons or companies that own, directly or indirectly, or exercise control or direction over more than 10% of the Common Shares:

Person or Company	Number of Common Shares(1)	Approximate Percentage of Outstanding Common Shares
Twin Star International Limited(2)	146,039,658	55.0%
Robert Martin Friedland(3)	30,201,672	11.4%
__________________

Notes:

(1)
The information as to securities beneficially owned or over which control or direction is exercised by the above persons, not being within the knowledge of Sterlite Gold, is based on information publicly filed on the System for Electronic Disclosure by Insiders at www.sedi.ca

(2)
The Offeror owns 146,039,658 Common Shares. The Offeror is a wholly-owned subsidiary of Welter. Welter is a wholly-owned subsidiary of Vedanta. Volcan Investments Limited, which is owned and controlled by Mr. Agarwal and other members of the Agarwal family, exercise control or direction over approximately 154,157,921 (approximately 53.8%) of the outstanding ordinary shares of Vedanta.

(3)	Mr. Friedland holds 28,731,306 in Evershine SRL a company which he exercises control or direction over. The remaining 1,470,366 are held by Mr. Friedland personally.

INTENTIONS WITH RESPECT TO THE OFFER

Each of the directors and senior officers of Sterlite Gold has indicated that he intends to accept the Offer in respect of any Common Shares that are owned by such person or over which such person exercises control or direction. The directors and senior officers of Sterlite Gold have also indicated that, to their knowledge, after reasonable inquiry, as at the date of this Directors’ Circular, the Common Shares held by their associates or under their control or direction will also be deposited to the Offer.

TRADING IN SECURITIES OF STERLITE GOLD

During the six-month period preceding the date of this Directors’ Circular, neither Sterlite Gold, nor any of the directors or senior officers of Sterlite Gold nor, to the knowledge of the directors and senior officers of Sterlite Gold, after reasonable enquiry, any associate of a director or senior officer of Sterlite Gold, any person holding or exercising control or direction over more than 10% of the Common Shares or any person or company acting jointly or in concert with Sterlite Gold, has traded any securities of Sterlite Gold.

ISSUANCES OF SECURITIES OF STERLITE GOLD

No Common Shares (or securities convertible into Common Shares) have been issued to the directors or senior officers of Sterlite Gold during the two-year period preceding the date of this Directors’ Circular.

OWNERSHIP OF SECURITIES OF THE OFFEROR AND VEDANTA

Neither Sterlite Gold nor any director or senior officer of Sterlite Gold nor, to the knowledge of the directors and senior officers of Sterlite Gold after reasonable enquiry, any associate of a director or senior officer of Sterlite Gold, any person or company holding more than 10% of the Common Shares or any person or company acting jointly or in concert with Sterlite Gold, at the date of this Directors’ Circular, owns, directly or indirectly, or exercises control or direction over, any securities of the Offeror or Vedanta other than as follows:

Person or Company	Number of Ordinary Shares of Vedanta(2)	Approximate Percentage of Outstanding Ordinary Shares of Vedanta
Anil Agarwal(1)	154,157,921	53.8%

Notes:

(1)
Mr. Agarwal is indirectly interested in Vedanta’s share capital by virtue of his beneficial interest in shares of Volcan Investments Limited, which is owned and controlled by Mr. Agarwal and other members of the Agarwal family.

(2)
The information as to securities beneficially owned or over which control or direction is exercised by each person or company their respective associates, not being within the knowledge of Sterlite Gold, has been furnished by the respective person or company individually.

RELATIONSHIP BETWEEN THE OFFEROR OR VEDANTA AND
DIRECTORS AND SENIOR OFFICERS OF STERLITE GOLD

Other than as disclosed below, to the knowledge of the directors and senior officers of Sterlite Gold, there are no arrangements or agreements made, or proposed to be made between the Offeror or Vedanta and any of the directors or senior officers of Sterlite Gold, including arrangements or agreements pursuant to which a payment or other benefit is to be made or given by way of compensation for loss of office or as to their remaining in or retiring from office if the Offer is successful.

Pursuant to the Support Agreement, for the period from the date the Offeror takes up and pays for Common Shares under the Offer (the “Effective Time”) until six years after the Effective Time, the Offeror will cause Sterlite Gold or any successor to Sterlite Gold to maintain Sterlite Gold’s current directors’ and officers’ insurance policy or an equivalent policy, subject in either case to terms and conditions no less advantageous to the directors and officers of Sterlite Gold and its subsidiaries than those contained in the policy in effect on the date of the Support Agreement, for all present and former directors and officers of Sterlite Gold and its subsidiaries, covering claims made prior to or within six years after the Effective Time. After the expiration of that six-year period, the Offeror will use commercially reasonable efforts to cause such directors and officers to be covered under the Offeror’s then existing directors’ and officers’ insurance policy, if any. In addition, all rights to indemnification and exculpation now existing in favour of present and former officers and directors of Sterlite Gold and its subsidiaries shall survive and continue in full force and effect for at least six years from the effective time.

Except as disclosed below, none of the directors or senior officers of Sterlite Gold is also a director or senior officer of the Offeror, Vedanta or any of their respective subsidiaries.

Name	Position	Company
Anil Agarwal	Executive Chairman	Vedanta
	Director	Vedanta Resources Holdings Ltd.
Tarun Jain	Member of Executive Committee	Vedanta
	Director	Sterlite Industries (India Ltd.)
Madras Aluminium Company Ltd.
Bharat Aluminium Company Limited
Hindustan Zinc Ltd.

AGREEMENTS BETWEEN STERLITE GOLD AND ITS DIRECTORS
AND SENIOR OFFICERS

No arrangement or agreement has been made or proposed to be made between Sterlite Gold and any of the directors or senior officers of Sterlite Gold pursuant to which a payment or other benefit is to be made or given by way of compensation for loss of office or as to their remaining in or retiring from office if the Offer is successful.

INTERESTS OF DIRECTORS AND SENIOR OFFICERS OF STERLITE GOLD IN
MATERIAL CONTRACTS OF THE OFFEROR AND VEDANTA

Except as disclosed elsewhere in this Directors’ Circular, none of the directors and senior officers of Sterlite Gold nor their respective associates nor, to the knowledge of such directors and officers after reasonable enquiry, any person or company who owns more than 10% of any Common Shares has any interest in any material contract to which the Offeror or Vedanta is a party.

MATERIAL CHANGES IN THE AFFAIRS OF STERLITE GOLD

Except as otherwise disclosed in this Directors’ Circular, the directors and senior officers of Sterlite Gold are not aware of any information that indicates any material change in the affairs of Sterlite Gold since June 30, 2006, the date of its last published financial statements, being its interim unaudited financial statements for the 3 months ended June 30, 2006.

OTHER TRANSACTIONS

There is no transaction, board resolution, agreement in principle or signed contract of Sterlite Gold, other than as described in this Directors’ Circular, which has occurred in response to the Offer. No negotiations are underway in response to the Offer which relate to or would result in (i) an extraordinary transaction such as a merger or reorganization involving Sterlite Gold or a subsidiary of Sterlite Gold; (ii) the purchase, sale or transfer of a material amount of assets by Sterlite Gold or a subsidiary of Sterlite Gold; (iii) an issuer bid for or other acquisition of securities by or of Sterlite Gold; or (iv) any material change in the capitalization or dividend policy of Sterlite Gold.

OTHER INFORMATION

Except as disclosed in this Directors’ Circular, there is no information that is known to the directors of Sterlite Gold that would reasonably be expected to affect the decision of the Shareholders to accept or reject the Offer.

STATUTORY RIGHTS

Securities legislation in certain of the provinces and territories of Canada provides security holders of Sterlite Gold with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

APPROVAL OF DIRECTORS’ CIRCULAR

The contents of this Directors’ Circular have been approved, and the delivery thereof has been authorized, by the Board of Directors.

CERTIFICATE

DATED: August 25, 2006

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. For the purposes of the Securities Act (Québec), the foregoing does not contain any misrepresentation likely to affect the value or market price of the Common Shares subject to the Offer.

On behalf of the Board of Directors:

(Signed) Dennis Marschall	(Signed) Tarun Jain
Director	Director

CONSENT OF PRICEWATERHOUSECOOPERS LLP

TO:  The Board of Directors of Sterlite Gold Ltd.

We hereby consent to the reference in this document to the formal valuation dated July 19, 2006, which we prepared for the Independent Committee of the Board of Directors of Sterlite Gold Ltd. in connection with the fair market value of all of the issued and outstanding common shares of Sterlite Gold Ltd. as at May 8, 2006 (the “PwC Valuation”). We consent to the filing of the PwC Valuation with the Canadian securities regulatory authorities and the inclusion of a summary of the PwC Valuation and the text of the PwC Valuation in this document. In providing such consent, as indicated in Section 3.1 of the PwC Valuation, we do not intend that any person other than the Independent Committee rely upon the PwC Valuation.

(Signed) PRICEWATERHOUSECOOPERS LLP

Toronto, Canada
August 25, 2006

STERLITE GOLD LTD.